EXHIBIT 4.12







INDIANAPOLIS POWER & LIGHT COMPANY

TO

AMERICAN NATIONAL BANK AND TRUST

COMPANY OF CHICAGO

Trustee





Forty-First Supplemental Indenture





Dated as of January 15, 1995


ESTABLISHING FIRST MORTGAGE BONDS,

    6-5.8% Series, Due 2024

TABLE OF CONTENTS*

of

FORTY-FIRST SUPPLEMENTAL INDENTURE

of

INDIANAPOLIS POWER & LIGHT COMPANY

							Page
Parties                                                  1
Recitals                                                 1
Section 1      Granting clauses                          3

	       Part I   Electric Distributing Systems    4
	       Part II  Steam and Hot Water
			 Distributing Systems            4
	       Part III Indeterminate Permits and
			 Franchises                      5
	       Part IV  Other Property                   5
	       General and after-acquired title          6

Section 2      Designation of Thirty-Ninth series of
	       bonds and kind and denominations thereof  6
	       Designation of Company or American
		 National Bank and Trust Company of
		 Chicago as paying agent                 7
	       Purpose of bonds                          7
	       Redemption of bonds                       8
	       Exchange of bonds                        12
	       Transfer of bonds                        13
	       Series limited to $40,000,000            13

Section 3      Form of fully registered bond            13
	       Form of Trustee's certificate on bonds   16

Section 4      Temporary bonds                          19

Section 5      Payment of principal and interest;
		 credits                                19

Section 6      Annual Payments for Maintenance and
		 Improvement Fund                       20

Section 7      Compliance with Section 47 of Original
		 Mortgage with respect to dividend
		 restrictions                           20

Section 8      Acceptance of trusts by Trustee and
		 conditions of acceptance               20

	*Table of Contents is not part of the Forty-First
Supplemental Indenture and should not be considered such. It is included herein only for purposes of convenient reference.

							Page

Section 9      Successors and assigns                    20

Section 10     Limitation of rights hereunder            21

Section 11     Compliance with terms, provisions and
		 conditions of Mortgage                  21

Section 12     Execution in counterparts                 21

Testimonium                                              22

Signatures and Seals                                     22

Acknowledgements                                         23

THIS FORTY-FIRST SUPPLEMENTAL INDENTURE, dated as of January 15,
1995, between Indianapolis Power & Light Company, a corporation of the State of Indiana, hereinafter sometimes called the ''Company,'' party of the first part, and American National Bank and Trust Company of Chicago, a national banking association, as Trustee, hereinafter sometimes called the ''Trustee,'' party of the second part;

	Whereas, the Company by a Mortgage and Deed of Trust (hereinafter sometimes called the ''Original Mortgage'' when referred to as existing prior to any supplement thereto or modification thereof, and the ''Mortgage'' when referred to as now or heretofore supplemented and modified) dated as of May 1, 1940, made to said American National Bank and Trust Company of Chicago, as Trustee, to secure the payment of the bonds issued from time to time under the Mortgage for the purposes of and subject to the limitations specified in the Mortgage, and to secure the performance of the covenants therein contained, conveyed to the Trustee thereunder upon certain trusts, terms and conditions, and with and subject to certain provisos and covenants therein contained, all and singular the property, rights and franchises which the Company then owned or should thereafter acquire, excepting the property expressly excepted by the terms of the Original Mortgage or any indenture supplemental thereto, to which Mortgage reference is hereby made for greater certainty; and

	Whereas, the Original Mortgage has been supplemented and modified by supplemental indentures dated as of May 1, 1942, as of February 1, 1948, as of April 1, 1949, as of October 1, 1949, as of February 1,
1951, as of March 1, 1953, as of June 1, 1956, as of March 1, 1958, as of October 1, 1960, as of August 1, 1964, as of April 1, 1966, as of
May 1, 1967, as of May 1, 1968, as of October 1, 1970, as of March 1,
1972, as of March 15, 1973, as of February 15, 1974, as of August 15,
1974, as of September 15, 1975, as of June 1, 1976, as of July 1, 1976, as of August 1, 1977, as of September 1, 1978, as of August 1, 1981, as of November 1, 1983, as of November 1, 1984, as of December 1, 1984, as of September 1, 1985, as of October 1, 1986, as of June 1, 1989, as of August 1, 1989, as of October 15, 1991, as of August 1, 1992, as of
April 1, 1993, as of October 1, 1993 and as of February 1, 1994.

	Whereas, Section 8 of the Original Mortgage provides, among other things, that the form of each series of bonds (other than the initial issue of bonds) issued thereunder shall be established by an indenture supplemental thereto authorized by resolution of the Board of Directors of the Company, and that the form of each series, as established by the Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such other provisions as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and secured under the Original Mortgage or any indenture supplemental thereto or in modification thereof; and

	Whereas, the Company has entered into a Loan Agreement, dated as of January 15, 1995 (hereinafter called the Loan Agreement'') with the

City of Petersburg, Indiana (the ''City''), in order to obtain funds for the refunding of the aggregate principal amount of Forty Million Dollars ($40,000,000) of the City's Pollution Control Revenue Bonds, Series 1984 (Indianapolis Power & Light Company Project) issued by the City pursuant to related loan agreements to pay a portion of the cost of acquisition, construction, installation and equipping by the Company of certain pollution control facilities (the ''Facilities''), and pursuant to the Loan Agreement the Company has agreed to issue a series of its bonds under the Mortgage and this Forty-First Supplemental Indenture in order to evidence and secure its indebtedness under the Loan Agreement; and

	Whereas, the Company now desires to provide for the establishment, execution, authentication and delivery under the Mortgage of bonds of a series to be known as its ''First Mortgage Bonds, 6-5/8% Series, due 2024'' (the bonds of said series being hereinafter sometimes referred to as the ''2024 PC Bond''), limited to the aggregate principal amount of Forty Million Dollars ($40,000,000); and

	Whereas, all things necessary to make the 2024 PC Bond hereinafter described, when duly executed by the Company and authenticated and delivered by the Trustee, a valid, binding and legal obligation of the Company, and to make this Forty-First Supplemental Indenture a valid and binding agreement supplemental to the Original Mortgage, have been done and performed; and

	Whereas, the execution and delivery by the Company of this Forty-First Supplemental Indenture, and the terms of the 2024 PC Bond, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of said Board; and

	Whereas, it is provided in and by the Original Mortgage that the Company will execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectually the purposes of the Mortgage, and to make subject to the lien thereof any property thereafter acquired and intended to be subject to the lien thereof; and

	Whereas, the Company has, since the date of execution and delivery of the Original Mortgage, purchased and acquired property and desires by this Forty-First Supplemental Indenture specifically to convey to the Trustee such property for the better protection and security of the bonds issued and to be issued under the Original Mortgage, or any indenture supplemental thereto;

	Now, Therefore, This Indenture Witnesseth that, in consideration of the premises and of the acceptance or purchase of the 2024 PC Bond by the registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the execution and delivery of this Forty-First Supplemental Indenture, the receipt whereof is hereby acknowledged, the Company and the Trustee, respectively, have entered into, executed and delivered this Forty-First Supplemental Indenture, for the uses and purposes hereinafter expressed, that is to say:

	Section 1. The Company has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm (subject, however, to permitted encumbrances as defined in the Original Mortgage), unto said American National Bank and Trust Company of Chicago, as Trustee, as herein provided, and its successors in the trusts declared in the Original Mortgage and herein, all of the property, real, personal and mixed, tangible and intangible, of every kind, character and description which the Company has acquired since the execution and delivery of the Original Mortgage and now owns (except property, rights and assets of a character similar to that excluded from the lien and operation of the Mortgage by the Granting Clauses of the Original Mortgage, which property, rights and assets are excluded from the lien and operation of the Mortgage only to the extent provided therein), including, but without otherwise limiting the generality of the foregoing, the following described property situated within the State of Indiana:


PART I.

ELECTRIC DISTRIBUTING SYSTEMS.

	All electric distributing systems of the Company acquired by it after May 1, 1940, the date of the Original Mortgage, and located in the Counties of Bartholomew, Boone, Daviess, Greene, Hamilton, Hancock, Hendricks, Johnson, Knox, Madison, Marion, Monroe, Morgan, Owen, Pike, Putnam, Shelby and Sullivan, State of Indiana; and any additions to or extensions of any such systems, together with the buildings, erections, structures, transmission lines, power stations, sub-stations, engines, boilers, condensers, pumps, turbines, machinery, tools, conduits, manholes, insulators, dynamos, motors, lamps, cables, wires, poles, towers, cross-arms, piers, abutments, switchboard equipment, meters, appliances, instruments, apparatus, appurtenances, maps, records, ledgers, contracts, facilities and other property or equipment used or provided for use in connection with the construction, maintenance, repair and operation thereof; together also with all of the rights, privileges, rights-of-way, franchises, licenses, grants, liberties, immunities, ordinances, permits and easements of the Company in respect of the construction, maintenance, repair and operation of said systems.



PART II.

STEAM AND HOT WATER DISTRIBUTING SYSTEMS.

	All the steam and hot water distributing systems acquired by the Company after May 1, 1940, the date of the Original Mortgage, and located in the City of Indianapolis, Marion County, Indiana, and any additions to or extensions of any such systems; together with the buildings, erections, structures, boilers, heaters, engines, tanks, pipe lines, mains, connections, service pipes, meters, tools, instruments, appliances, apparatus, facilities, machinery and other property and equipment used or provided for use in the construction, maintenance, repair and operation thereof; and together also with all of the rights, privileges, rights-of-way, franchises, licenses, grants, liberties, immunities, ordinances, permits and easements of the Company in respect of the construction, maintenance, repair and operation of said systems.


PART III.

INDETERMINATE PERMITS AND FRANCHISES.

	All indeterminate permits, franchises, ordinances, licenses, and other authorizations by or from any state, county, municipality, or other governmental authority, acquired by the Company after May 1, 1940, the date of the Original Mortgage, including particularly, but not limited to, any indeterminate permits under the Public Service Commission Act of the State of Indiana, and all Acts amendatory thereof and supplemental thereto, and all right, title and interest therein now owned by the Company, and all renewals, extensions and modifications of said indeterminate permits, franchises, ordinances, licenses, and other authorizations, and of the indeterminate permits, franchises, ordinances, licenses, and other authorizations referred to in Part VII of the Granting Clauses of the Original Mortgage.


PART IV.

OTHER PROPERTY.

	All other property, whether real, personal or mixed (except any in the Mortgage expressly excepted), now owned by the Company and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in the Mortgage) all lands, flowage rights, water rights, flumes, raceways, dams, rights-of-way and roads; all plants for the generation of electricity by water, steam and/or other power, power houses, telephone systems, water systems, steam heat and power plants, hot water plants, sub-stations, transmission lines, distribution systems, bridges, culverts and tracts; all offices, buildings and structures and the equipment thereof; all machinery, engines, boilers, dynamos, machines, regulators, meters, transformers, generators and motors; all appliances whether electrical, gas or mechanical, conduits, cables and lines; all pipes whether for water, steam heat and power, or other purposes; all mains and pipes, service pipes, fittings, valves and connections, poles, wires, tools, implements, apparatus, furniture and chattels; all municipal franchises, indeterminate permits, and other permits; all lines for the transportation, transmission and/or distribution of electric current, steam heat and power or water for any purpose, including towers, poles, wires, cables, pipes, conduits and all apparatus for use in connection therewith; all real estate, lands, leases, leaseholds; all contracts, whether heat, light, power, water or street lighting contracts; all easements, servitudes, licenses, permits, rights, powers, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as hereinafter or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described or referred to;

	Together with all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 64 of the Original Mortgage), the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property, indeterminate permits, franchises, ordinances, licenses and other authorizations and every part and parcel thereof.

	Section 2. There shall be and is hereby established a series of bonds, limited in aggregate principal amount to Forty Million Dollars ($40,000,000) to be issued under and secured by the Mortgage, to be designated '' 6-5/8% Series, due 2024'', each of which shall also bear the descriptive title ''First Mortgage Bonds''; said bonds shall mature on December 1, 2024, and shall be issued only as fully registered bonds without coupons in the denomination of five thousand dollars and any larger denomination which is a whole multiple of five thousand dollars; they shall bear interest from the beginning of the current interest period during which each bond is dated, at the rate per annum designated in the title thereof, payable semi-annually, on June 1 and December 1 of each year (except that the first interest payment thereon shall be made June 1, 1995 for the period from January 15, 1995 through May 31, 1995); and the principal of, premium, if any, and interest on said bond shall be payable in lawful money of the United States of America at the office of the Company in the City of Indianapolis, Indiana, or, if no such office is maintained, at American National Bank and Trust Company of Chicago, which is hereby designated and appointed the office and agency of the Company in the City of Chicago, Illinois, for the payment of the principal of, premium, if any, and interest on the 2024 PC Bond, if necessary, and for the registration, transfer and exchange of such bond as hereinafter provided; all reference herein to the office or agency of the Company in the City of Chicago, Illinois, for the payment of the principal of, premium, if any, and interest on the 2024 PC Bond, or the registration, transfer or exchange thereof, being to American National Bank and Trust Company of Chicago. In event of the resignation or inability to act of American National Bank and Trust Company of Chicago, then a successor agent for all such purposes in the City of Chicago, Illinois, shall be appointed by the Board of

Directors of the Company.

	The 2024 PC Bond shall be dated as of the date of authentication thereof, except as otherwise provided in Section 10 of the Original Mortgage.

	The 2024 PC Bond will be issued to evidence and secure a loan to the Company by the City pursuant to the Loan Agreement of certain funds to be acquired by the City through the issuance of City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Series 1995A (Indianapolis Power & Light Company Project) (the ''Series 1995A
Bonds''), authenticated and delivered under and pursuant to an Indenture of Trust dated as of January 15, 1995 (hereinafter called the ''City Indenture''), by and between the City and Bank One Indianapolis,
NA, as Trustee (the ''City Trustee''). Pursuant to the City's pledge and assignment of the Loan Agreement, as set forth in the City
Indenture, the 2024 PC Bond shall be issued to the City and assigned to the City Trustee. All of the proceeds of the Series 1995A Bonds will be used for the refunding of the aggregate principal amount of Forty
Million Dollars ($40,000,000) of the City's Pollution Control Revenue
Bonds, Series 1984 (Indianapolis Power & Light Company Project) issued by the City pursuant to applicable loan agreements.

	Upon the notice and in the manner and with the effect provided in this Section 2, the 2024 PC Bond shall be redeemable prior to the maturity thereof under any one or more of the following circumstances:


	(a) In whole, at the option of the Company, if the Facilities or Units 3 or 4 of the Petersburg Generating Station serviced by the Facilities shall have been damaged or destroyed (i) to such extent that they cannot be reasonably expected, in the opinion of the Company, to be restored within a period of six (6) months to the condition thereof immediately preceding such damage or destruction, or (ii) to such extent that the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations for a period of six (6) months or more, or (iii) to such extent that the restoration thereof would not be, taking into consideration the net proceeds of any insurance payable as a result of such damage or destruction, economic in the reasonable opinion of the Company.

	(b) In whole, at the option of the Company, if title to, or the temporary use of, all or substantially all of the Facilities or Units 3 or 4 of the Petersburg Generating Station serviced by the Facilities, shall have been taken, under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency so that the result of such taking or takings is that (i) the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations of either the Facilities or such Units 3 or 4 for a period of six (6) months or more, (ii) the restoration required as a result of the taking cannot be reasonably expected, in the opinion of the Company, to be completed in a period of six (6) months, or (iii) the restoration thereof, taking into consideration the net proceeds from such eminent domain award, would not be economic in the reasonable opinion of the Company.

	(c) In whole, at the option of the Company, if, as a result of any changes in the Constitution or law of the State of Indiana or the Constitution or law of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith or the decision of the Company not to contest the same, the Loan Agreement shall, in the reasonable opinion of counsel for the Company, have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in the Loan
Agreement; or unreasonable burdens or excessive liabilities shall, in the reasonable opinion of the Company, have been imposed upon the City or the Company, with respect to the Facilities or operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not being imposed on the date of the Loan Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Facilities.

	(d) In whole, at the option of the Company, if changes in the economic availability of raw materials, operating supplies or facilities necessary for the operation of the Facilities or the operation of Units 3 or 4 of the Petersburg Generating Station serviced by the Facilities shall have occurred or technological or other changes shall have occurred which render the Facilities or said Units 3 or 4 uneconomic for use in the reasonable opinion of the Company.

	(e) In part, at the option of the Company, to the extent of net proceeds received from any condemnation award, taking or sale as stated herein, if title to, or the temporary use of any portion of the Facilities shall have been taken under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency; provided the Company shall furnish to the City and the City Trustee a certificate of an Independent Engineer (as defined in the Loan Agreement) selected by the Company stating (i) that the property forming the part of the Facilities that was taken by such condemnation, taking or sale is not essential to the character or significance of the Facilities, or (ii) that the Facilities have been restored to a condition substantially equivalent to their condition prior to the taking by such condemnation, taking or sale proceedings, or (iii) that improvements have been acquired which are suitable for the operation of the Facilities.

	(f) In whole, at any time on or after December 1, 2004, or in part on any interest payment date on or after December 1, 2004, at the option of the Company at a price equal to the principal amount of the 2024 PC Bond so to be redeemed and accrued interest to the date of redemption, together with a premium equal to a percentage of the principal amount thereof set forth under the heading
''Redemption Premium'' in the form of the 2024 PC Bond hereinafter recited, so long as the Company is not in default under the Loan Agreement or the 2024 PC Bond.

	(g) In the event all or substantially all of the mortgaged and pledged property under the Mortgage, or all or substantially all such property used in the business of generating, manufacturing, transporting, transmitting, distributing or supplying electricity, should be taken by exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency, the Company shall be obligated to redeem the 2024 PC Bond outstanding as promptly as possible in accordance with paragraph B of Section 69 of the Original Mortgage.

	(h) In the event that the Company is notified by the City Trustee that (i) an event of default under the City Indenture has occurred and is continuing, and (ii) the City Trustee has declared the principal of all the Series 1995A Bonds then outstanding immediately due and payable pursuant to the City Indenture, the Company shall call for redemption, on a redemption date selected by it not later than thirty (30) days following the date on which such notice is mailed, the 2024 PC Bond outstanding, and shall on such redemption date redeem the same; provided, however, that such requirement of redemption shall be deemed waived, if prior to the date fixed for such redemption of the 2024 PC Bond (x) such event of default is waived or cured as set forth in the City Indenture, or (y) there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2024 PC Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; and in case of any subsequent occurrence or continuance of the events described in (i) and (ii) of this Section 2(h), the Company shall have the same obligation (subject to the same proviso) to redeem the 2024 PC Bond.


	(i) In the event the City Trustee notifies the Company and the City that the interest payable on the Series 1995A Bonds held by persons other than a ''substantial user'' or a ''related person'' as those terms are used in Section 147(a)(2) of the Internal Revenue
Code of 1986, as amended, has been determined by a court of competent jurisdiction or a formal ruling of the Internal Revenue

Service to be subject to federal income taxation by reason of a breach by the Company of any covenant, agreement or representation in the Loan Agreement, the Company shall call the 2024 PC Bond then outstanding to be redeemed on the next succeeding interest payment date within one hundred eighty (180) days after the date of such notice; provided, however, that such requirement of redemption, whether in whole or in part shall be deemed waived if, prior to the date fixed for redemption of the 2024 PC Bond pursuant to this
Section 2(i), there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2024 PC Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; but when any such completed default shall have been cured and made good, if interest on the Series 1995A Bonds shall still be taxable as described above, the Company shall have the same obligation (subject to the same proviso) to redeem the 2024 PC Bond on the next succeeding interest payment date within one hundred eighty (180) days after the curing and making good of such completed default; provided further, that the Company may call for redemption such portion of the 2024 PC Bond, which in the written opinion of an attorney or firm of attorneys of nationally recognized standing on the subject of municipal bonds, would allow the City Trustee to redeem the Series 1995A Bonds in part, which redemption would have the result that the interest payable on the Series 1995A Bonds remaining outstanding after such redemption in part would not be subject to federal income taxation in the hands of persons other than a ''substantial user'' or a ''related person'' as those terms are used in Section 147(a)(2) of the Internal Revenue Code of 1986, as amended.

	In case of redemption of 2024 PC Bond in whole for the purpose of prepayment under the Loan Agreement pursuant to subsections (a), (b),
(c), (d), (f), (g), (h) or (i) above, the amounts payable upon redemption of 2024 PC Bond shall be a sum sufficient, together with other funds deposited with the City Trustee and available for such purpose, to pay the principal of (and premium, in the case of redemption pursuant to (f) above), and interest on the 2024 PC Bond then outstanding and to pay all reasonable and necessary fees and expenses of the City Trustee accrued and to accrue through final payment of the 2024 PC Bond.

	In case of redemption in part pursuant to (e), (f) or (i) above, the amount payable by the Company under this Forty-First Supplemental Indenture, the Loan Agreement and the 2024 PC Bond shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal of (and premium in the case of prepayment pursuant to (f) above) and interest on the 2024 PC Bond so to be redeemed, which sum together with other funds deposited with the City Trustee and available for such purpose shall be sufficient to pay the principal of, premium, if any, and interest on the Series 1995A Bonds and to pay all reasonable and necessary fees and expenses of the City Trustee accrued and to accrue through such partial prepayment.

	The 2024 PC Bond and the Series 1995A Bonds shall be redeemable at any time within one hundred eighty (180) days following the event or events described as giving rise to an option of the Company to redeem them in subsections (a), (b), (c), (d) or (e) above.

	To exercise any of the options granted to redeem the 2024 PC Bond in whole or in part or to comply with any obligations to redeem the 2024 PC Bond in whole or in part imposed in this Section 2, the Company shall give written notice of the date of redemption to the City
Trustee, which date shall be not less than thirty (30) days nor more than ninety (90) days from the date the notice is mailed. No further notice, by publication or otherwise, shall be required for redemption of the 2024 PC Bond, and the requirements of Section 59 of the Mortgage for notice by newspaper publication shall not apply to the 2024 PC
Bond.

	At the option of the holder, the 2024 PC Bond, upon surrender thereof at the office or agency of the Company in Chicago, Illinois, together with a written instrument of transfer in form approved by the Company duly executed by the holder or by his duly authorized attorney, shall be exchangeable for a like aggregate principal amount of fully registered bonds of the same series of other authorized denominations.


	The 2024 PC Bond will be nontransferable except to the City Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2024 PC Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in this Forty-First Supplemental Indenture.

	The Company shall not be required to transfer or exchange the 2024 PC Bond for a period of ten (10) days next preceding any interest payment date of said bond.

	Except as set forth herein, no charge shall be made upon any transfer or exchange of any of the 2024 PC Bond other than for any tax or taxes or other governmental charge required to be paid by the Company.

	The 2024 PC Bond shall be limited to an aggregate principal amount of Forty Million Dollars ($40,000,000) and shall be issued under the provisions of Article VII of the Original Mortgage.

	Section 3. The 2024 PC Bond, and the Trustee's Certificate to be endorsed thereon, shall be in the following forms, respectively:


[form of face of 2024 pc bond]

	This First Mortgage Bond, 6-5/8% Series, due 2024 (hereinafter called the ''2024 PC Bond'') is not transferable except to a successor trustee under the Indenture of Trust dated as of January 15, 1995, between the City of Petersburg, Indiana and Bank One Indianapolis, N.A., Indiana, as the Trustee, or to Indianapolis Power & Light Company.


INDIANAPOLIS POWER & LIGHT COMPANY

First Mortgage Bond, 6-5/8% Series, Due 2024
Due December 1, 2024

No. 1
$40,000,000

	INDIANAPOLIS POWER & LIGHT COMPANY, a corporation of the State of Indiana (hereinafter called the ''Company''), for value received, hereby promises to pay to BankOne Indianapolis, N.A., Indiana, as the Trustee (hereinafter called the ''City Trustee'') under the Indenture of Trust between the City of Petersburg, Indiana (the ''City'') and the City Trustee, dated as of January 15, 1995 (the ''City Indenture'') or registered assigns, on December 1, 2024, at the office of the Company, in the City of Indianapolis, State of Indiana, or if no such office is maintained at the time by the Company, then at the office or agency of the Company for such purpose in the City of Chicago, State of Illinois, Forty Million Dollars ($40,000,000) in lawful money of the United
States of America, and to pay to the registered owner hereof interest thereon from the first day of June or the first day of December next preceding the date of this 2024 PC Bond (except that the first interest payment hereunder shall be made June 1, 1995 for the period from January 15, 1995 through May 31, 1995), at the rate of six and five-eighths percent (6-5/8%) per annum in like lawful money at said office or agency, on June 1 and December 1 in each year, until the Company's obligation with respect to the payment of such principal shall have been discharged.
The interest payable hereunder on June 1 or December 1 will be paid to the registered owner of this 2024 PC Bond at or before the close of business on such dates, or if such date shall be a Saturday, Sunday, holiday or a day on which banking institutions in the City of Indianapolis or the city of any paying agents are authorized by law to close, on or before the close of business on the next succeeding business day on which such banking institutions are open for business.


REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS 2024 PC BOND SET

FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.


	No recourse shall be had for the payment of the principal of or interest on this 2024 PC Bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute, or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors, as such, being waived and released by the terms of the Mortgage, as herein defined.

	This 2024 PC Bond shall not become obligatory until American National Bank and Trust Company of Chicago, the Trustee under the
Mortgage, as herein defined, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

	In Witness Whereof, Indianapolis Power & Light Company has caused this 2024 PC Bond to be signed in its name by its President or its Treasurer, by his signature or a facsimile thereof, and its corporate seal to be affixed hereon, attested by its Secretary or one of its Assistant Secretaries, by his signature or a facsimile thereof.


Indianapolis Power & Light Company


Dated
By
Treasurer

Attest:

By
Secretary


[form of trustee's certificate on 2024 pc bond]

Trustee's Certificate

	This 2024 PC Bond is one of the bonds, of the series herein designated, provided for in the within-mentioned Mortgage and Forty-First Supplemental Indenture thereto.


American National Bank and Trust Company of
Chicago
Trustee

By
Authorized Signature


[form of reverse side of 2024 pc bond]

INDIANAPOLIS POWER & LIGHT COMPANY

First Mortgage Bond, 6-5/8% Series, due 2024
Due January 1, 2024

	This 2024 PC Bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its First Mortgage Bonds, 6-5/8% Series, due 2024 (herein called the ''2024 PC Bond'') limited in aggregate principal amount to Forty Million Dollars ($40,000,000) and established by a Forty-First Supplemental Indenture dated as of January 15, 1995, all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust, dated as of May 1, 1940, executed by the Company to American National Bank and Trust Company of Chicago, as the Trustee (which Mortgage and Deed of Trust as supplemented and modified by all supplemental indentures thereto is hereinafter referred to as the ''Mortgage''), to which Mortgage reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the bearers or registered owners of the bonds in respect of such security, the duties and immunities of the Trustee and the terms and conditions upon which the bonds are secured.

	This 2024 PC Bond evidences and secures a loan made by the City to the Company, pursuant to a Loan Agreement, dated as of January 15, 1995, between the City and the Company (the ''Loan Agreement''). In order to obtain funds for such loan, the City, contemporaneously with the issue of this 2024 PC Bond, will issue Forty Million Dollars ($40,000,000) principal amount of its Pollution Control Refunding
Revenue Bonds, Series 1995A (Indianapolis Power & Light Company
Project) (the ''City Bonds'') under and pursuant to the City Indenture. The City Bonds are payable from payments made by the Company of principal of, premium, if any, and interest on this 2024 PC Bond and from moneys in the Bond Fund created under the City Indenture. The obligation of the Company to pay the principal of, premium, if any, and interest on this 2024 PC Bond shall be discharged to the extent that any moneys in said Bond Fund are available for payments on the City
Bonds and are directed by the Company to be applied thereto, all as provided in the Forty-First Supplemental Indenture.

	This 2024 PC Bond is not subject to redemption prior to December 1, 2004, except as provided in Section 2 of the Forty-First Supplemental Indenture, to which reference is made for full description of redemption provisions.

	This 2024 PC Bond is subject to redemption in whole at any time on or after December 1, 2004, or in part on any interest payment date on or after December 1, 2004, at the option of the Company, upon at least thirty (30) days prior notice, all as provided in the Forty-First Supplemental Indenture, at a price equal to the principal amount of the 2024 PC Bond so to be redeemed and accrued interest to the date of redemption, together with a premium equal to a percentage of the principal amount thereof set forth below under the heading ''Redemption
Premium'':

If Redeemed During the Twelve Months
Ending With the Thirtieth Day                   Redemption
of November of the Year Stated                  Premium

2005                                            2.0%
2006                                            1.0%

and without premium if redeemed after November 30, 2006.

	With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage and/or any instruments supplemental thereto may be modified or altered by affirmative vote of the holders of at least sixty-six and two-thirds per centum (662/3%) in principal amount of the bonds affected by such modification or alteration then outstanding under the Mortgage (excluding bonds disqualified from voting by reason of the Company's interest therein as provided in the Mortgage); provided that no such modification or alteration shall permit the extension of the maturity of the principal of this 2024 PC
Bond or the reduction in the rate of interest hereon or any other modification in the terms of payment of such principal or interest without the consent of the holder hereof. The principal hereof may be declared or may become due and payable prior to the stated date of maturity hereof, on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided.

	No reference herein to the Mortgage, and no provision of this 2024 PC Bond or of the Mortgage, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, subject to the provisions of the Forty-First Supplemental Indenture, the principal of, and premium, if any, and interest on this 2024 PC Bond at the place, at the respective times and at the rate and the manner herein prescribed.


	This 2024 PC Bond is issuable only in full registered form without coupons in denominations of Five Thousand Dollars and any larger denomination which is a whole multiple of Five Thousand Dollars.

	This 2024 PC Bond will be nontransferable except to the City Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2024 PC Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in the Forty-First Supplemental Indenture.
[end of 2024 pc bond form]

	Section 4. Until the 2024 PC Bond in definitive form is ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, in lieu thereof, a fully registered 2024 PC Bond in temporary form, as provided in Section 15 of the Original Mortgage. Such bond may, in lieu of the statement of the specific redemption prices required to be set forth in such bond in definitive form, include a reference to this Forty-First Supplemental Indenture for a statement of such redemption prices.

	Section 5. The Company covenants and agrees that it will duly and punctually pay to the holder of the 2024 PC Bond the principal thereof, premium, if any, and interest on said bond at the dates and place and in the manner mentioned therein; provided, however, that:

	(a) The obligation of the Company to pay the principal of, and premium, if any, and interest on the 2024 PC Bond shall be discharged to the extent that any moneys in the Series 1995A Bond Account within the Bond Fund created under and pursuant to the City Indenture are available for the payment of the principal of, or premium, if any, or interest on the Series 1995A Bonds and are directed by the Company to be applied to the payment thereof in the manner provided in the City Indenture on or prior to the dates on which the Company is required to pay the principal of, or premium, if any, or interest on the 2024 PC Bond.

	(b) Except as otherwise provided in this Section 5, the principal amount of any Series 1995A Bond acquired by the Company and delivered to the City Trustee, or acquired by the City Trustee and cancelled, shall be credited against the obligation of the Company to pay the principal of the 2024 PC Bond.

As the principal of, premium, if any, and interest on the 2024 PC Bond is paid or deemed paid in full, and upon its receipt by the Company, such bond shall be delivered to the Trustee for cancellation. The Company shall promptly inform the Trustee of all payments made and credits availed of with respect to its obligations on the 2024 PC Bond. The Trustee shall not be required to recognize any payment made or credit availed of with respect to any 2024 PC Bond unless it has received (a) the bond for cancellation by it, or (b) a certificate signed by a duly authorized officer of the City Trustee specifying the amount of such payment or credit and the principal amount of the 2024 PC Bond with respect to which the payment or credit was applied. In the absence of receipt by the Trustee of any 2024 PC Bond, any such certificate shall be controlling and conclusive.

	Section 6. The covenant of the Company to make annual payments to the Trustee for a Maintenance and Improvement Fund as contained in
Section 41 of the Original Mortgage and in the first twenty-four Supplemental Indentures to the Original Mortgage creating the several series of First Mortgage Bonds presently outstanding under such Supplemental Indentures shall not apply to nor be for the benefit of the 2024 PC Bond, and the Company reserves the right, without any consent of, or other action by, the holder of the 2024 PC Bond, to amend, modify or delete the provisions of the Mortgage relating to such Maintenance and Improvement Fund and by acceptance of the 2024 PC Bond the holder thereof waives any right or privilege so to consent or take any other action with respect thereto.

	Section 7. The Company covenants that, so long as the 2024 PC Bond shall remain outstanding, it will comply with all of the provisions of
Section 47 of the Original Mortgage, including the provisions with respect to limitations on dividends and distributions and the purchase and redemption of stock.

	Section 8. The Trustee hereby accepts the trusts herein declared, provided and created and agrees to perform the same upon the terms and conditions herein and in the Mortgage set forth and upon the following terms and conditions:

	The recitals contained herein and in the bonds shall be taken as the statements of the Company and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or adequacy of the security afforded hereby, or as to the validity of this Forty-First Supplemental Indenture or of the 2024 PC
Bond issued hereunder.

	Section 9. Whenever in this Forty-First Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Article XVII of the Original Mortgage, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Forty-First Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

	Section 10. Nothing in this Forty-First Supplemental Indenture expressed or implied, is intended or shall be construed to confer upon, or to give to, any person, co-partnership or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Forty-First Supplemental Indenture or any covenant, condition or stipulation hereof; and all the covenants, conditions, stipulations, promises and agreements in this Forty-First Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and of the holders of the bonds and of the coupons outstanding under the Mortgage.

	Section 11. The Company covenants that all of the terms, provisions and conditions of the Mortgage shall be applicable to the 2024 PC Bond issued hereunder, except as herein otherwise provided and except insofar as the same may be inconsistent with the provisions of this Forty-First Supplemental Indenture.

	Section 12. This Forty-First Supplemental Indenture is dated as of January 15, 1995, although executed and delivered on the date of the acknowledgement hereof by the Trustee; and shall be simultaneously executed and delivered in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

	In Witness Whereof, Indianapolis Power & Light Company, party of the first part, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by its President or a Vice-President, and its corporate seal to be hereto affixed and attested by its Secretary or an Assistant Secretary, for and in its behalf, and American National Bank And Trust Company Of Chicago, party of the second part, as Trustee, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by one of its Vice-Presidents, and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, all as of the day, month and year first above written.


Indianapolis Power & Light Company,



By /s/ Bryan G. Tabler
Bryan G. Tabler,
Senior Vice-President

Attest:


/s/ Clark L. Snyder
Clark L. Snyder,
Assistant Secretary

American National Bank And Trust Company of
Chicago



By /s/ Ronald B. Bremen
Ronald B. Bremen,
Vice-President

Attest:
(Seal)

/s/ Robert M. Selangowski
Robert M. Selangowski,
Assistant Secretary

State of Indiana
County of Marion


	On this 2nd day of February, in the year 1995, before me, a Notary Public in and for the County and State aforesaid, personally came Bryan
G. Tabler, Senior Vice-President, and Clark L. Snyder, Assistant Secretary, of Indianapolis Power & Light Company, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Senior Vice-President and Assistant Secretary, respectively. Said Bryan G.
Tabler and Clark L. Snyder being by me severally duly sworn did depose and say that the said Bryan G. Tabler resides in Marion County, Indiana and the said Clark L. Snyder resides in Marion County, Indiana; that said Bryan G. Tabler is Senior Vice-President and said Clark L. Snyder is Assistant Secretary of said Indianapolis Power & Light Company; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that each of them signed his name thereto by like order; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.


	In Witness Whereof, I have hereunto set my hand and affixed my official seal this 2nd day of February 1995.




/s/ Gloria K. Bryant
Gloria K. Bryant,
Notary Public

My Commission Expires:
	June 11, 1995

My County of Residence is:
	Marion

(Notarial Seal)
State of Illinois
County of Cook

	On this 1st day of February, in the year 1995, before me, a Notary Public in and for the County and State aforesaid, personally came Ronald B. Bremen, Vice-President, and Robert M. Selangowski, Assistant Secretary, of American National Bank and Trust Company of Chicago, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Senior Vice-President and Assistant Secretary, respectively. Said Ronald B. Bremen and Robert M. Selangowski, being by me severally sworn did depose and say that the said Ronald B. Bremen resides in Glencoe, Illinois, and that the said Robert M. Selangowski resides in Lansing, Illinois; that said Ronald B. Bremen is Vice-President and said Robert M. Selangowski is Assistant Secretary of said American National Bank and Trust Company of Chicago; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; that each of them signed his name thereto by like authority; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

	In Witness Whereof, I have hereunto set my hand and affixed my official seal this 1st day of February, 1995.





/s/ Bernadette G. Janairo
Bernadette G. Janairo
Notary Public

My Commission Expires:
	May 22, 1998

My County of Residence is:
	Cook

(Notarial Seal)

This instrument was prepared by
Bryan G. Tabler

RECORDING DATA

Forty-First Supplemental Indenture Dated As of January 15, 1995
								Recording
    County         Record             Page      Instr. No.        Date

Bartholomew                                     95-000937       02/03/95
Boone           Mtg. Rec. 339           349           959       02/03/95
Daviess         Drawer No. 2                      95-0420       02/03/95
		Card No. 2136
Gibson                                             95-700       02/03/95
Greene          Mtg. Rec. S-12      477-503           524       02/03/95
Hamilton                                          9503907       02/03/95
Hancock                                           9500799       02/03/95
Hendricks       Mtg. Rec. 631       469-495          1803       02/03/95
Johnson         Mtg. Rec. 344           760      95001725       02/03/95
Knox            Mtg. Rec. 417           101        000671       02/03/95
Madison         Book 588                301       9501953       02/03/95
Marion                                       1995-0013024       02/03/95
Monroe          Mtg. Rec. A759          515        501333       02/03/95
Morgan          Mtg. Rec. 592            71       9501176       02/03/95
Owen            Mtg. Rec. EK            307        104353       02/03/95
Pike            Mtg. Rec. 174       168-194        95-216       02/03/95
Putnam          Mtg. Rec. 330            49           582       02/03/95
Shelby          Mtg. Rec. 344        95-121         00674       02/03/95
Sullivan        Mtg. Rec. 252            93        950377       02/03/95
Switzerland     Mtg. Rec. 92            117          2924       02/03/95